Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Semi-Annual Report

September 30, 2007

(Unaudited)

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statement of Assets and Liabilities
September 30, 2007
(Unaudited)

Assets

Cash and cash equivalents	$4,712,992
Investments in investment funds, at fair value (cost: $349,654,104)	407,262,879
Prepaid subscriptions to Investment Funds	21,766,539
Receivable from Investment Funds	2,771,165
Other assets	66,053
Total assets	436,579,628

Liabilities

Contributions received in advance	18,845,000
Loan payable	6,100,000
Redemptions payable	6,052,988
Management fee payable	573,908
Interest payable	266,336
Accounts payable and accrued expenses	749,840
Total liabilities	32,588,072
Shareholders' Capital (317,328.69 shares outstanding)	$403,991,556
Net Asset Value per share	$1,273.10

Composition of Net Assets
Paid-in Capital	$384,391,351
Accumulated net investment loss	(4,322,099)
Accumlated net realized loss on investment transactions	2,421,301
Net unrealized appreciation on investments	21,501,003
Net Assets	$403,991,556

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Schedule of Investments
September 30, 2007
(Unaudited)

	Cost	Fair Value	% of Members' Capital
Investments in Investment Funds
Directional Equity
Artha Emerging Markets Fund LTD - b	$12,700,000	$15,273,738	3.78%
Delta Institutional, L.P. - b	2,288,426	14,116,525	3.49
Frontpoint Onshore Healthcare 2X LP - b	10,000,000	11,087,752	2.74
Keywise Greater China Onshore Fund LTD - b	5,500,000	5,349,925	1.32
Kinetics QP- a	14,000,000	17,211,629	4.26
Passport QP - b	18,800,000	39,309,431	9.73
Prism Partners QP LP - a	12,550,000	13,236,747	3.28
Torrey Pines Fund LLC - b	6,000,000	7,784,536	1.93

Directional Macro
Drawbridge Global Macro Fund Ltd - b	8,000,000	8,473,628	2.10

Relative Value
AB2 Fund - a	15,000,000	14,732,038	3.65
Bennelong Asia Pacific Multi Strategies EQ Fund - a	6,000,000	6,805,943	1.68
CFM Ventus Fund L.P. - a	7,331,953	7,876,406	1.95
Criterion Capital Partners LP - b	5,500,000	5,917,573	1.46
Dundonald(Loch 2X) QP - b	15,500,000	16,685,360	4.13
Stratus Fund Ltd - Class C - a	7,300,000	8,422,086	2.08
Structured Service Holdings LP - a	9,358,508	10,385,790	2.57

Event Driven
Ashmore Asian Recovery Fund - b	9,000,000	10,191,424	2.52
Carrington Investment Partners ( US ) LP - b	11,200,000	12,543,248	3.10
Cevian Capital II LTD - d	10,499,895	10,434,271	2.58
CPIM Structured Credit Fund 1000 INC - b	8,000,000	6,879,047	1.70
CPIM Structured Credit Fund 1500 INC - c	6,225,322	5,268,216	1.30
Icahn Fund Ltd - c	16,500,000	16,805,352	4.16
Lincoln Vale European Partners (US) Fund LP - c	5,000,000	5,081,947	1.26
Marathon Spec Oppportunity Ltd - c	10,000,000	10,386,697	2.57
Marathon Structured Finance Fund, Ltd. - d	20,700,000	20,946,202	5.18
New Amsterdam European Credit Fund - a	2,000,000	1,662,846	0.41
Pardus European Spec Opp Fund Ltd - b	15,000,000	15,038,283	3.72
Paulson Advantage Plus LP - b	18,000,000	22,636,245	5.60
Stark Investments Structured Finance Onshore Fund - e	12,600,000	13,841,557	3.43
Third Point Partners Qualified, LP - b	14,300,000	16,059,479	3.98
Trian Partners Ltd - d	20,900,000	21,383,614	5.29
York European Opportunities Fund LP - b	13,900,000	15,435,344	3.82
Total Investments In Investment Funds	349,654,104	407,262,879	100.77

Other Liabilities		(3,271,323)	(0.77)
Shareholders' Capital		$403,991,556	100.00%

Note: Investments in underlying Investment Funds are categorized by investment strategy.

a - Redemptions permitted monthly
b - Redemptions permitted quarterly
c - Redemptions permitted semi annually
d - Redemptions permitted annually
e - Redemptions permitted anytime

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statement of Operations
For the period April 1, 2007 through September 30, 2007
(Unauditited)

Investment Income
Interest	$87,294
Total investment income	87,294

Expenses
Management fees	2,785,817
Professional fees	424,517
Loan interest	383,619
Accounting fees	380,833
Directors' fees and expenses	23,500
Marketing fees	11,642
Custodian fees	36,215
Miscellaneous expenses	363,250
Total expenses	4,409,393

Net investment loss	(4,322,099)

Realized and unrealized gain on investments:
Net realized gain on investments	2,421,301
Net change in unrealized appreciation on investments	21,501,003

Net realized and unrealized gain on investments	23,922,304

Increase in Shareholders' Capital from Operations	$19,600,205

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Statements of Changes in Shareholders' Capital
For the period April 1, 2007 through September 30, 2007 and the year ended March 31,2007
(Unaudited)

Operations	Six Months Ended September 30, 2007 (Unaudited)	Year Ended March 31, 2007

Net investment loss	$(4,322,099)	(5,858,257)
Net realized gain on investments	2,421,301	20,969,160
Net change in unrealized appreciation on investments	21,501,003	3,754,836
Increase in Shareholders' Capital from Operations	19,600,205	18,865,739

Distributions to Shareholders

Distributions from net investment income	-	(9,373,711)
Distributions from net realized gain	-	(13,273,574)
Decrease in Shareholders' Capital from distributions to Shareholders	-	(22,647,285)

Shareholders' Capital transactions

Capital contributions	70,143,305	87,687,853
Acquisition of Series M (Note 2)	-	60,906,789
Reinvestment of distributions	-	21,912,780
Capital withdrawals	(12,962,778)	(27,631,412)
Increase (Decrease) in Shareholders' Capital from capital transactions	57,180,527	142,876,010

Shareholders' Capital at beginning of year	327,210,824	188,116,360

Shareholders' Capital at end of period (317,328.69 and 270,972.304 share outstanding at September 30, 2007 and March 31, 2007, respectively)	$403,991,556	327,210,824

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC
Statement of Cash Flows
Six Months Ended September 30, 2007
(Unaudited)

Cash flows from operating activities
Increase in Shareholders' Capital from Operations	$19,600,205
Adjustments to reconcile net increase in members' capital from Operations to net cash used in operating activities:
Purchases of investments in investment funds	(89,999,895)
Proceeds from disposition of investments in investment funds	30,921,301
Net realized gain on investments in investment funds	(2,421,301)
Net unrealized gain on investments in investment funds	(21,501,003)
Changes in operating assets and liabilities:
Increase in prepaid subscriptions to investment funds	(11,766,539)
Decrease in receivable from investment funds	28,598,534
Decrease in other assets	212,119
Increase in management fee payable	(282,936)
Increase in interest payable	(418,489)
Decrease in accounts payable and accrued expenses	152,720
Net cash used in operating activities	(46,905,284)

Cash flows from financing activities
Capital contributions	78,779,300
Payments for shares redeemed	(18,985,192)
Proceeds from loan payable	(80,920,000)
Payments for loan payable	70,720,000
Net cash provided by financing activities	49,594,108

Net increase in cash and cash equivalents	2,688,824
Cash and cash equivalents at beginning of year	2,024,168
Cash and cash equivalents at end of year	$4,712,992

Supplemental non-cash information:

Increase in contributions received in advance	8,635,995
Decrease in redemptions payable	(6,022,414)

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC
Financial Highlights
(Unaudited)

	Six Months Ended		Year Ended
	September 30, 2007		March 31, 2007
	(Unaudited)

Net Asset Value, beginning of period:	$1,207.54		$1,241.60
Income from investment operations***:
Net investment loss	(14.55)		(28.26)
Net realized and unrealized gain on investments	80.11		108.05
Total from investment operations	65.56		79.79
Distributions from net investment income	-		(47.12)
Distributions from net realized gain	-		(66.73)
Net Asset Value, end of period:	$1,273.10		$1,207.54

Total Return	5.43	%**	6.43	% **

Ratios/Supplemental Data:
Net assets, end of period	$403,991,556		$327,210,824
Portfolio turnover	16.45	% *	69.45%
Ratio of expenses to average net assets	2.39	% *	2.51%
Ratio of net investment loss to average net assets	(2.34	%)*	(2.37%)

*	Annualized.
**	Total return for a period of less than a full year is not annualized.
***	Per unit data for income from investment operations is computed using the total of monthly income and expense divided by beginning of month units.

The above ratios may vary for individual investors based on the timing of capital transactions during the period.

The accompanying notes are an integral part of these financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements - September 30, 2007 (Unaudited)

1.	Organization

Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC (the “Company” or “Fund”) was organized as a Delaware Limited Liability Company on August 16, 2002. The Company is registered under the Investment Company Act of 1940 (the “1940 Act”) as amended, as a closed-end, non-diversified management investment company. The Company is also registered under the Securities Act of 1933 (“1933 Act”). The Company consisted of two separate series, Series M and Multi-Strategy Series G (each a “Series”). On December 31, 2006, Multi-Strategy Series G (“Series G”) acquired all of the Shareholders’ Capital of Series M pursuant to a plan of reorganization and merger approved by Series G and Series M shareholders on November 29, 2006. The Company currently consists of a single series, Series G.

The investment objective of Series G is to achieve capital appreciation principally through investing in investment funds (“Investment Funds") managed by third-party investment managers (“Investment Managers”) that employ a variety of alternative investment strategies. These investment strategies allow Investment Managers the flexibility to use leverage or short-side positions to take advantage of perceived inefficiencies across the global markets, often referred to as “alternative” strategies. Because Investment Funds following alternative investment strategies are often described as hedge funds, the investment program of Series G can be described as a fund of hedge funds.

Shares of Series G are sold to eligible investors (referred to as “shareholders”). The minimum initial investment in Series G from each shareholder is $25,000 (and was $50,000 from January 1, 2003 to November 1, 2003); the minimum additional investment is $10,000.

Citigroup Alternative Investments LLC (“CAI” or the “Adviser”), a Delaware limited liability company and indirect, wholly owned subsidiary of Citigroup Inc., serves as Series G’s investment adviser. The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and, among other things, is responsible for the allocation of Series G’s assets to various Investment Funds. Under Series G’s governing documents, the Company has delegated substantially all authority to oversee the management of the operations and assets of Series G to the Board of Directors.

2.	Significant Accounting Policies

Investments in Investment Funds are subject to the terms of the respective limited partnership agreements, limited liability company agreements and offering memoranda.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements - September 30, 2007 (Unaudited)

Series G values these investments at fair value based on financial data supplied by the Investment Funds.

a. Portfolio Valuation

The net asset value of Series G is determined as of the close of business at the end of each month in accordance with the valuation principles set forth below or as may be determined from time to time pursuant to policies established by the Board of Directors.

Series G’s investments in Investment Funds are carried at fair value as determined by Series G’s pro-rata interest in the net assets of each Investment Fund. All valuations utilize financial information supplied by each Investment Fund and are net of management and performance incentive fees or other allocations payable to the Investment Funds’ managers as required by the Investment Funds’ agreements. Each Investment Manager to which the Adviser allocates assets will charge Series G, as investor in an underlying Investment Fund, an asset-based fee, and some or all of the Investment Managers will receive performance-based compensation in the form of an incentive fee. The asset-based fees of the Investment Managers are generally expected to range from 1% to 3% annually of the net assets under their management and the incentive fee is generally expected to range from 15% to 25% of net profits annually.

As a general matter, the fair value of Series G’s investment in an Investment Fund represents the amount that Series G can reasonably expect to receive from an Investment Fund if Series G’s investment were redeemed at the time of valuation, based on information available at the time. The Investment Funds provide for periodic redemptions ranging from monthly to annually. Investment Funds generally require advance notice of a Shareholder’s intent to redeem its interest, and may, depending on the Investment Funds’ governing agreements, deny or delay a redemption request. Series G does not factor into its valuation a liquidity discount on any Investment Funds held. The underlying investments of each Investment Fund are accounted for at fair value as described in each Investment Fund’s financial statements. The Investment Funds may invest a portion of their assets in restricted securities and other investments that are illiquid.

b. Income Recognition and Expenses

Interest income is recorded on the accrual basis. Income, expenses and realized and unrealized gains and losses are recoded monthly, the change in an Investment Fund’s net asset value is included in net change in unrealized appreciation on investments on the statement of operations, realized gains and losses on withdrawals from Investment Funds are recognized on a cost recovery basis.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements - September 30, 2007 (Unaudited)

Series G bears all expenses incurred in the course of its operations, including, but not limited to, the following: all costs and expenses related to portfolio transactions and positions for Series G’s account; professional fees; costs of insurance; registration expenses; and expenses of meetings of the Board of Directors. Costs incurred in connection with the initial offering were deferred and amortized over the first twelve months of operations; costs incurred in connection with Series G’s subsequent registration under the 1933 Act have been deferred and were amortized over the twelve months commencing after the effective date of such registration statement.

c. Income Taxes

Series G operated as a partnership from inception through September 30, 2005. As of October 1, 2005, Series G became a corporation that is taxed as a regulated investment company.

It is Series G’s intention to meet the requirements of the Internal Revenue Code applicable to regulated investment companies (RIC) and distribute substantially all of its taxable net investment income and capital gains, if any, to shareholders each year. Therefore, no federal income or excise tax provision is typically required for Series G’s financial statements.

d. Cash and Cash Equivalents

Cash and cash equivalents consist of monies invested in money market deposit accounts that are accounted for at amortized cost.

e. Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Adviser to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Adviser believes that the estimates utilized in preparing Series G’s financial statements are reasonable and prudent; however, actual results could differ from these estimates.

3.	New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (the “Interpretation”). The Interpretation establishes for all entities a minimum threshold for financial statement recognition of the benefit of positions taken in filing tax returns (including whether an entity is taxable in a particular jurisdiction), and requires certain expanded tax disclosures. The Interpretation is effective for fiscal years beginning after December 15, 2006, and is to be applied to all open tax years as of the date of effectiveness. The Adviser is still evaluating the impact of Fin 48 and does not expect it to have a material impact on Series G’s financial statements.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements - September 30, 2007 (Unaudited)

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. This standard establishes a single authoritative definition of fair value and sets out a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies to fair value measurements already required or permitted by existing standards.

SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Adviser does not believe the adoption of SFAS No. 157 will materially impact the financial statement amounts; however, additional disclosures will be required about the inputs used to develop the measurements and the effect of certain measurements on changes in Shareholders’ Capital for the period.

4.	Management Fee, Administrative Fee, Related Party Transactions and Other

The Adviser provides certain management and administrative services to Series G. The Adviser acts primarily to evaluate and select Investment Managers, to allocate assets, to establish and apply risk management procedures, and to monitor overall investment performance. In addition, the Adviser also provides office space and other support services. In consideration for such services, Series G will pay the Adviser a monthly management fee based on end of month Shareholders’ capital.

Effective August 1, 2005, the Board of Directors approved a reduction in the management fee to 1.5% of net assets annually (from 2.25% annually).

Placement agents may be retained by the Company to assist in the placement of Fund shares. A placement agent will generally be entitled to receive a fee from each investor in the Company whose shares the agent places. The specific amount of the placement fee paid with respect to a Shareholder is generally dependent on the size of the investment in Series G.

Citigroup Global Markets, Inc. ("CGM"), an affiliate of CAI and a wholly owned subsidiary of Citigroup, Inc. serves as a placement agent of the Series G shares. For the six months ended September 30, 2007, the Shareholders paid $498,967 in placement fees to CGM on Series G shares. Such fees are deducted from a Shareholder's gross contribution amount.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements - September 30, 2007 (Unaudited)

The Company has entered into agreements with third parties to act as additional placement agents for Series G shares. Placement fees may range from 0 to 3%. In addition, the Adviser, and/or its affiliates, will pay the placement agents an annual fee, payable monthly in arrears. The fee shall be paid from the Adviser’s own resources (or those of its affiliates).

CAI and PFPC Inc. (“PFPC) act as co-administrators to the Company. CAI as coadministrator, does not receive fees for providing administrative services to the Company. PFPC, an independent third party and wholly-owned subsidiary of the PNC Financial Services Group provides certain administrative services to the Company including accounting, record keeping, tax and investor related services. Fees for PFPC services are charged directly to the Company.

Each Director who is not an “interested person” of the Company, as defined by the 1940 Act, receives an annual retainer of $10,000 plus a fee per meeting of the Board of Directors of $1,000. Such Director fees are paid by Series G. Any Director who is an “interested person” does not receive any annual or other fee from the Company. All Directors are reimbursed for all reasonable out of pocket expenses. Total Director fees paid by Series G for the six months ended September 30, 2007 were $21,000.

PFPC Trust Company (an affiliate of PFPC) serves as custodian of Series G’s assets and provides custodial services for Series G. Fees payable to the custodian and reimbursement for certain expenses are paid by Series G.

5.	Securities Transactions

The following table lists the aggregate purchases and proceeds from sales of Investment Funds for the six months ended September 30, 2007, net unrealized appreciation, gross unrealized appreciation, and gross unrealized depreciation as of September 30, 2007.

Cost of purchases	$89,999,895
Proceeds from sales	$30,921,301
Gross unrealized appreciation	$60,507,649
Gross unrealized depreciation	2,898,873
Net unrealized appreciation	$57,608,776

6.	Contributions, Redemptions, and Allocation of Income

Generally, initial and additional subscriptions for shares may be accepted as of the first day of each month. CAI has been authorized by the Board of Directors of the Company to accept or reject any initial and additional subscriptions for shares in Series G.

Citigroup Alternative Investments
Multi-Adviser Hedge Fund Portfolios LLC

Notes to Financial Statements - September 30, 2007 (Unaudited)

The Board of Directors from time to time and in its complete and exclusive discretion, may determine to cause Series G to repurchase shares from Shareholders pursuant to written tenders by Shareholders on such terms and conditions as it may determine. CAI expects that it typically will recommend to the Board of Directors that the Company offer to repurchase shares from Shareholders quarterly, on each March 31, June 30, September 30 and December 31 (or, if any such date is not a business day, on the immediately preceding business day).

Transactions in shares were as follows for the six months ended September 30, 2007 and the year ended March 31, 2007:

	September 30, 2007	March 31, 2007
Shares outstanding, beginning of year	270,972.304	151,511.015
Shares purchased	56,620.865	71,636.095
Shares issued to Series M shareholders	-	52,023.277
Shares issued for reinvestment of distributions	-	18,710.206
Shares redeemed	(10,264.450)	(22,908.289)
Shares outstanding, end of year	317,328.719	270,972.304

7.	Financial Instruments With Off-Balance Sheet Risk

In the normal course of business, the Investment Funds in which Series G invests trade various financial instruments and enter into various investment activities with off-balance sheet risk. These include, but are not limited to, short selling activities, writing option contracts and entering into equity swaps. Series G’s risk of loss in these investment funds is limited to the value of it’s investment in such funds.

8.	Loan payable

On December 27, 2006, Series G entered into a Credit and Security Agreement with an unaffiliated bank for a $125,000,000 revolving credit facility (the “Credit Facility”). The Credit Facility will be used in connection with investment activities, for cash management purposes, to fund the repurchase of shares or for temporary or emergency purposes as permitted under the Offering Memorandum. The Credit Facility is secured by Series G’s assets. At September 30, 2007, the outstanding borrowing from the Credit Facility amounted to $6,100,000, bearing interest at a rate of 7.75% less a discount percentage per annum. Interest payable on the outstanding borrowing for the semi-annual period ended September 30, 2007 was $266,336, with the entire balance due at September 30, 2007.